QuickLinks -- Click here to rapidly navigate through this document

Exhibit 8.1

August 24, 2004

Mr. Glen E. Roney
Chairman of the Board and Chief Executive Officer
Texas Regional Bancshares, Inc.
3900 North 10th Street
McAllen, Texas 78501

Re: Texas Regional Bancshares, Inc.: Acquisition of
Valley Mortgage Company, Inc.

Dear Mr. Roney:

        You have requested the opinion of KPMG LLP ("KPMG") regarding certain federal income tax consequences to Texas Regional Bancshares, Inc., Texas Regional Delaware, Inc., Texas State Bank, Valley Mortgage Company, Inc. and its shareholders, with respect to the proposed transaction described below. Our opinion is based solely upon information provided to us in an "Agreement and Plan of Reorganization" ("the Agreement") dated July 26, 2004, and information and representations provided to us as set forth in SECTION II of this letter entitled "FACTS" as set forth below.

SECTION I—SCOPE OF THE OPINION

        Our opinions in this letter are limited to the U.S. federal income tax consequences of the acquisition by merger of the assets of Valley Mortgage Company, Inc. by members of the Texas Regional Group (defined below) as described below, as specifically set forth under the heading "Section III—U.S. FEDERAL INCOME TAX OPINIONS."

        We express no opinion with respect to any state, local, or foreign tax or legal aspect of the transactions described in this letter, or any federal, state, local, or foreign tax, or legal aspect of the transactions that is not described in this letter.

        No inference should be drawn on any matter for which we have not specifically given an opinion. Specifically, no opinion was requested and none is given regarding any state, local, or foreign tax or legal aspect of the transactions described in this letter.

Mr. Glen E. Roney
Texas Regional Bancshares, Inc.
August 24, 2004

        The opinions contained in this letter are based on the facts and representations set forth in this letter upon which you have asked us to rely. You represented to us that you have provided us with all facts and circumstances that you know or have reason to know are pertinent to this opinion letter. If any of these facts or representations is not entirely complete or accurate, the incompleteness or inaccuracy could affect the validity or correctness of our opinions, and it is imperative that we be informed immediately in writing because the incompleteness or inaccuracy could cause us to change our opinions. We have not independently verified the accuracy or completeness of any facts or representations.

        With the exception of the Agreement, we have not reviewed the documents necessary to effectuate the transactions described in this letter, and we assume that all necessary documents have been or will be properly executed under applicable law and that all necessary steps have been or will be taken to effectuate the transactions as required by applicable federal, state, and local law.

        In rendering our opinions, we have relied upon the relevant provisions of the internal revenue laws, including the Internal Revenue Code of 1986, as amended as of the date of this letter, the federal income tax regulations thereunder, and judicial and administrative interpretations thereof, all as in effect on the date of this letter.1 These authorities are subject to change or modification retroactively and/or prospectively and any such change could affect the validity or correctness of our opinions. We will not update our opinions for subsequent changes or modifications to the law and regulations or to the judicial and administrative interpretations thereof, unless you separately engage us to do so in writing after such subsequent change or modification.

        These opinions are not binding on the Internal Revenue Service (the "Service"), any other tax authority, or any court, and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately sustained by a court.

SECTION II—FACTS

A.
CORPORATE STRUCTURE

1    Unless otherwise stated, references to "section" or "Section" are to the Internal Revenue Code of 1986, as amended. References to "Reg. §" are to the federal income tax regulations.

Mr. Glen E. Roney
Texas Regional Bancshares, Inc.
August 24, 2004

Texas Regional Bancshares, Inc. ("Texas Regional") is a Texas corporation that acts as a bank holding company. The stock of Texas Regional is publicly traded. Texas Regional is the common parent of an affiliated group of corporations that file a consolidated Federal income tax return (the "Texas Regional Group").

        Texas Regional owns all of the outstanding stock of Texas Regional Delaware, Inc. ("TRD"). TRD is a holding company.

        TRD owns all of the outstanding stock of Texas State Bank, a Texas state banking association. Texas State Bank directly engages in a commercial banking business focused in McAllen, Harlingen, Brownsville and other areas in the Rio Grande Valley and in the greater Houston and Beaumont metropolitan areas.

        Valley Mortgage Company, Inc. ("Valley Mortgage"), a Texas corporation, directly engages in the mortgage brokerage and mortgage banking businesses. The authorized capital of Valley Mortgage consists of 1,000,000 shares of no par value common stock, of which 411,960 shares are issued and outstanding. Two individuals own approximately 55 percent of the outstanding shares of Valley Mortgage, and approximately 23 other shareholders own the remaining outstanding stock. Before the transactions described below, Valley Mortgage will not have joined in the filing of a consolidated federal income tax return.

B.
PROPOSED TRANSACTION

        The respective managements of Texas Regional and Valley Mortgage believe that a combination of the two companies will enable both companies to grow and operate more efficiently in the future. In order to meet the guidelines of the FDIC and facilitate the transfer of funds from Texas State Bank to the mortgage business, Texas State Bank must ultimately own the stock of the entity engaged in the mortgage business.

        In order to accomplish these goals, management of Texas Regional and Valley Mortgage have proposed the following transaction ("the Transaction"), the steps of which will occur in the order described below.

Mr. Glen E. Roney
Texas Regional Bancshares, Inc.
August 24, 2004

  (1)
  Texas Regional will form New Valley Mortgage Inc. ("Newco"), a Texas corporation, and will own all of the outstanding stock of Newco.2

  (2)
  Valley Mortgage will merge with and into Newco with Newco surviving pursuant to the applicable corporate laws of Texas.3 As a result of the merger, the shares of Valley Mortgage common stock (other than those held by any shareholder validly exercising dissenters' rights of appraisal) shall be automatically converted into the right to receive shares of Texas Regional voting common stock ("Texas Regional Common Stock"), cash or a combination thereof. The aggregate consideration to be issued to the Valley Mortgage shareholders will consist of a combination of cash and shares of Texas Regional Common Stock in the amount of $13,625,000. Prior to completion of the Transaction, each non-dissenting Valley Mortgage shareholder will elect, with respect to such shareholder's Valley Mortgage common stock, to receive: (i) solely Texas Regional Common Stock, (ii) solely cash, or (iii) a combination of cash and Texas Regional Common Stock. In the aggregate, the fair market value of Texas Regional Common Stock issued in the Transaction (valued as of the day of the issuance of such stock) will equal or exceed 50 percent of the total consideration issued in the Transaction (taking into account cash paid to dissenting Valley Mortgage shareholders). Texas

2    The Agreement indicates that Newco will be an "indirect wholly-owned Subsidiary of Texas Regional." We have been advised that Texas Regional directly owns all of the stock of Newco at the present time as described above, that at the time of the merger Texas Regional will directly own all of the stock of Newco, and that Newco will only become an indirect wholly-owned subsidiary following Contributions described in this letter.

3    Section 1.21(c) of the Agreement indicates:

  At the Effective Time of the Merger, each common share, without par value, of [Newco] . . . issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into and become a number of fully paid and nonassessable common shares, without par value, of the Surviving Corporation (the "Surviving Corporation Common Shares") equal to the number of [Newco] . . . shares outstanding immediately prior to the Effective Time of the Merger.

We have been advised that in fact, there is no plan or intention that Newco merge into another corporation or that its shares be converted into the shares of another corporation, but rather Newco will continue its existence as the surviving corporation in the merger with Valley Mortgage as described in this opinion.

Mr. Glen E. Roney
Texas Regional Bancshares, Inc.
August 24, 2004

    Regional may decrease the number of shares and cash issued in the merger if Valley Mortgage's net worth, after certain adjustments, is less than $5,700,000.4 Texas Regional will not issue any fractional shares in the Transaction and will pay cash in lieu thereof to Valley Mortgage shareholders. Newco shall pay amounts payable in respect to shareholders exercising dissenters' rights of appraisal, but in no event will the rights of dissenters be satisfied with stock of Texas Regional or any instrument that is convertible into stock of Texas Regional. The merger is conditioned on holders of not more than five percent of the issued and outstanding shares of Valley Mortgage stock exercising their dissenters' rights. Subsequent to the merger, Newco will change its name to "Valley Mortgage, Inc." (the "Name Change").

  (3)
  Texas Regional will contribute all of the outstanding shares of Newco stock to TRD ("Contribution One").

  (4)
  TRD will contribute all of the outstanding shares of Newco stock to Texas State Bank ("Contribution Two", and with Contribution One, the "Contributions").

C.
REPRESENTATIONS

        The Texas Regional Group and Valley Mortgage, as appropriate, have made the following representations in connection with the Transaction:

  (a)
  The fair market value of the Texas Regional Common Stock and cash to be received by each Valley Mortgage shareholder will approximately equal the fair market value of the Valley Mortgage common stock to be surrendered in exchange therefor.

  (b)
  During the five-year period beginning on the date of the Transaction, there is no plan or intention for Texas Regional, or any person related (as defined in Reg. §1.368-1(e)(3)) to Texas Regional, to acquire, with consideration other than Texas Regional stock, Texas Regional Common Stock furnished in

4    Notwithstanding this provision of the Agreement, as stated above, in any event, fifty percent or more of the fair market value of the total consideration issued by Texas Regional to the Valley Mortgage shareholders in the Transaction (including amounts paid to dissenters) will consist of shares of Texas Regional Common Stock (valued as of the effective date of the Transaction).

Mr. Glen E. Roney
Texas Regional Bancshares, Inc.
August 24, 2004

    exchange for a proprietary interest in Valley Mortgage in the Transaction, either directly or through any transaction, agreement, or arrangement with any other person, except for cash in lieu of fractional shares distributed to Valley Mortgage shareholders in the merger, and during the five-year period ending on the date of the Transaction, no distributions will have been made with respect to Valley Mortgage stock (other than ordinary, normal, regular, dividend distributions made pursuant to Valley Mortgage's historic dividend paying practice), either directly or through any transaction, agreement, or arrangement with any other person.

  (c)
  Newco will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Valley Mortgage immediately prior to the transaction. For purposes of this representation, amounts paid by Valley Mortgage to shareholders who receive cash or other property, assets of Valley Mortgage used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Valley Mortgage immediately preceding the transaction will be included as assets of Valley Mortgage immediately prior to the transaction.

  (d)
  Prior to the Transaction, Texas Regional will be in control of Newco within the meaning of section 368(c).

  (e)
  Following the Transaction, Newco will not issue additional shares of its stock that would cause Texas Regional not to have control of Newco within the meaning of section 368(c).

  (f)
  At the time of the Transaction, Newco will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Newco that, if exercised or converted, would affect Texas Regional's retention of control of Newco.

  (g)
  The merger of Valley Mortgage into Newco will qualify as a statutory merger under the applicable corporate laws of the state of Texas.

  (h)
  Newco has no plan or intention to sell or otherwise dispose of any of the assets to be received from Valley Mortgage, except for dispositions made in the ordinary course of business.

Mr. Glen E. Roney
Texas Regional Bancshares, Inc.
August 24, 2004

  (i)
  The current business of Valley Mortgage is the historical business of such corporation. Following the Transaction, Newco will continue to conduct the historical business of Valley Mortgage and will use a significant portion of Valley Mortgage's historical business assets in a business.

  (j)
  The liabilities of Valley Mortgage to be assumed by Newco (within the meaning of section 357(d)) were incurred by Valley Mortgage in the ordinary course of business.

  (k)
  There is no intercorporate indebtedness existing between Valley Mortgage and Texas Regional (and any of its directly or indirectly owned subsidiaries) that will be issued, acquired, or settled at a discount in the Transaction.

  (l)
  All corporate parties to the Transaction and all shareholders of Valley Mortgage will pay their own expenses, if any, incurred in or arising out of the Transaction.

  (m)
  No two parties to the Transaction are "investment companies" as defined in section 368(a)(2)(F)(iii) and (iv).

  (n)
  The fair market value and the adjusted basis of the assets of Valley Mortgage to be transferred to Newco will exceed the sum of liabilities to be assumed by Newco plus the amount of liabilities to which the assets to be transferred are subject.

  (o)
  No shares of Newco will be issued as consideration in the merger of Valley Mortgage into Newco.

  (p)
  The payment of cash in lieu of fractional shares of Texas Regional Common Stock is solely for the purpose of avoiding the expense and inconvenience to Texas Regional of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the Valley Mortgage shareholders instead of issuing fractional shares of Texas Regional Common Stock will not exceed one percent of the total consideration that will be given in the transaction to the Valley Mortgage shareholders in exchange for their shares of Valley Mortgage common stock. The fractional share interests of each Valley Mortgage shareholder will be aggregated, and no Valley Mortgage

Mr. Glen E. Roney
Texas Regional Bancshares, Inc.
August 24, 2004

    shareholder will receive cash in an amount equal to or greater than the value of one full share of Texas Regional Common Stock.

  (q)
  Texas Regional has no plan or intention to liquidate Newco; to merge Newco with and into another corporation; to sell or otherwise dispose of the stock of Newco (except for the Contributions); or to cause Newco to sell or otherwise dispose of any of the assets of Valley Mortgage, except for dispositions made in the ordinary course of business or transfers described in section 368(a)(2)(C).

  (r)
  Compensation to be paid to shareholder-employees of Valley Mortgage after the proposed transaction will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services. No part of such compensation will be in consideration for their Valley Mortgage stock.

  (s)
  No party to the Transaction is under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A).

  (t)
  The Agreement is a binding contract as of July 26, 2004.

        The Texas Regional Group has made the following representations with respect to the Contributions (references to "Transferor" will be to Texas Regional in Contribution One and TRD in Contribution Two and to "Transferee" will be to TRD in Contribution One and Texas State Bank in Contribution Two):

  (u)
  Neither Transferee will assume any liabilities from its Transferor.

  (v)
  There is no plan or intention on the part of any Transferee to redeem or otherwise reacquire any Transferee stock issued or deemed to be issued.

  (w)
  None of the Newco stock to be transferred is "section 306 stock" within the meaning of section 306(c).

  (x)
  Neither Transferor will retain any rights in the property transferred to the Transferee.

  (y)
  Neither Transferor will transfer debt to a Transferee.

Mr. Glen E. Roney
Texas Regional Bancshares, Inc.
August 24, 2004

  (z)
  There is no indebtedness between a Transferee and Transferor and there will be no indebtedness created in favor of a Transferor as a result of the Transaction.

  (aa)
  All transfers in connection with the Contributions will occur under a plan agreed upon before the contributions in which the rights of the parties are defined.

  (bb)
  All transfers in connection with the Contributions will occur on the same date.

  (cc)
  There is no plan or intention on the part of a Transferee to issue any additional shares in the Transaction.

  (dd)
  Each Transferor will be in "control" of its respective Transferee within the meaning of section 368(c). See Rev. Rul. 59-259, 1959-2 C.B. 115, and Reg. §1.351-1(a)(1). There is no plan or intention for any Transferor to dispose of any of its shares of Transferee stock.

  (ee)
  Texas State Bank will remain in existence and retain the Newco stock transferred to it.

  (ff)
  Each of the parties to the transaction will pay its own expenses, if any, incurred in connection with the transaction.

  (gg)
  Neither Transferee will be an investment company within the meaning of section 351(e)(1) and Reg. §1.351-1(c)(1)(ii).

  (hh)
  Neither Transferor is under the jurisdiction of a court in a title 11 or similar case (within the meaning of section 368(a)(3)(A)).

    The Texas Regional Group has made the following representation in connection with the Name Change.

  (ii)
  The Name Change will not result in any change in the ownership, operations, or assets of Newco.

SECTION III—FEDERAL INCOME TAX OPINIONS

Mr. Glen E. Roney
Texas Regional Bancshares, Inc.
August 24, 2004

        Based on the information set forth in SECTION II of this letter entitled FACTS and on the information provided to us in the Agreement, it is our view that the federal income tax consequences of the proposed transaction are as follows:

  (1)
  Provided that the fair market value (determined as of the date of the consummation of the Transaction) of the Texas Regional Common Stock received by the Valley Mortgage shareholders is not less than 40 percent of the total consideration issued thereto (including amounts paid to dissenting shareholders) and further provided that the merger of Valley Mortgage with and into Newco qualifies as a statutory merger under the applicable corporate laws of Texas, such merger involving the acquisition by Newco of substantially all of the assets of Valley Mortgage in exchange for Texas Regional Common Stock and cash and the assumption by Newco of the liabilities of Valley Mortgage will qualify as a reorganization within the meaning of section 368(a)(1)(A) by reason of section 368(a)(2)(D). For this purpose, "substantially all" means at least ninety percent of the fair market value of the net assets and at least seventy percent of the fair market value of the gross assets of Valley Mortgage. Texas Regional, Newco and Valley Mortgage will each be a "party to a reorganization" within the meaning of section 368(b).

  (2)
  Valley Mortgage will not recognize any gain or loss upon the transfer of substantially all of its assets to Newco in exchange for Texas Regional Common Stock, cash and the assumption of all the liabilities of Valley Mortgage by Newco (sections 361(b) and 357(a)). Also, Valley Mortgage will recognize no gain or loss on the distribution of the Texas Regional Common Stock and cash to its shareholders in pursuance of the plan of reorganization (section 361(c)).

  (3)
  Neither Texas Regional nor Newco will recognize any gain or loss upon the acquisition by Newco of substantially all of the assets of Valley Mortgage in exchange for cash, Texas Regional Common Stock, and the assumption by Newco of the liabilities of Valley Mortgage (Reg. § 1.1032-2).

  (4)
  The shareholders of Valley Mortgage who receive solely Texas Regional Common Stock will recognize no gain or loss on their exchange of their Valley Mortgage stock for the Texas Regional Common Stock (section 354(a)(1)). Gain, if any, will be recognized by those Valley Mortgage shareholders who receive cash and other property in addition to Texas Regional Common Stock, but not in excess of the amount of cash and other property received (section

Mr. Glen E. Roney
Texas Regional Bancshares, Inc.
August 24, 2004

    356(a)(1)). If the exchange has the effect of the distribution of a dividend, then the amount of the gain recognized that is not in excess of the shareholder's ratable share of undistributed earnings and profits will be treated as a dividend (section 356(a)(2)). No loss will be recognized on the exchange (section 356(c)).

  (5)
  The basis of Texas Regional Common Stock received by a shareholder of Valley Mortgage (including fractional shares to which the shareholder may be entitled) will equal the basis of Valley Mortgage stock exchanged therefor, decreased by the amount of any money and the fair market value of any other property received by the Valley Mortgage shareholder, and increased by the sum of the amount treated as a dividend (if any) and the amount of gain recognized on the exchange by Valley Mortgage shareholder that is recognized in the exchange (not including any portion of such gain that was treated as a dividend) (section 358(a)(1)).

  (6)
  The holding period of the Texas Regional Common Stock to be received by the shareholders of Valley Mortgage (including any fractional share interests to which they may be entitled) will include the period during which the Valley Mortgage common stock surrendered in exchange therefor was held, provided that the Valley Mortgage common stock was held as a capital asset on the date of the exchange (section 1223(1)).

  (7)
  The payment of cash to Valley Mortgage shareholders in lieu of fractional shares of Texas Regional Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Texas Regional. The cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in section 302(a) (Rev. Rul. 66-365, 1966-2 C.B. 116, and Rev. Proc. 77-41, 1977-2 C.B. 574). As provided in section 1001, gain or loss will be realized and recognized to such shareholders measured by the difference between the redemption price and the adjusted basis of the Texas Regional Common Stock allocable to the fractional shares deemed surrendered in exchange therefor.

  (8)
  Where cash is received by a dissenting Valley Mortgage shareholder or a Valley Mortgage shareholder who elects to receive solely cash in exchange for his, her or its Valley Mortgage common stock, as described above, such cash will be

Mr. Glen E. Roney
Texas Regional Bancshares, Inc.
August 24, 2004

    treated as having been received by such shareholder as a distribution in redemption of his, her or its Valley Mortgage common stock subject to the provisions and limitations of section 302.

  (10)
  The basis of the assets of Valley Mortgage acquired by Newco will equal the basis of such assets in the hands of the transferor immediately prior to the exchange (section 362(b)).

  (11)
  The holding period of the assets of Valley Mortgage acquired by Newco will include the period during which such assets were held by the transferor (section 1223(2)).

  (12)
  Newco will succeed to and take into account the items of Valley Mortgage described in section 381(c), subject to the provisions and limitations specified in sections 381, 382, 383, 384, if applicable, and the regulations thereunder, and Reg. §§ 1.1502-21, 1.1502-22 and 1.1502-15.

  (13)
  Neither Contribution One nor Contribution Two will prevent the merger of Valley Mortgage into Newco as described above from qualifying as a reorganization within the meaning of section 368(a)(1)(A) and (a)(2)(D) (see Rev. Rul. 2001-24, 2001-1 C.B. 1290; see also, e.g., Proposed Reg. § 1.368-2(f), -2(k)(1), and -2(k)(3), Example 4.

  (14)
  Texas Regional will not recognize gain or loss on the transfer of all of the outstanding stock of Newco to TRD (section 351(a)).

  (15)
  TRD will not recognize any gain or loss upon the receipt of stock of Newco (section 1032).

  (16)
  TRD will not recognize gain or loss on the transfer of all of the outstanding stock of Newco to Texas State Bank (section 351(a)).

  (17)
  Texas State Bank will not recognize any gain or loss upon the receipt of the stock of Newco (section 1032).

  (18)
  Neither Newco nor its shareholders will recognize any gain or loss as a result of the Name Change. Also, the Name Change will not cause any of the opinions

Mr. Glen E. Roney
Texas Regional Bancshares, Inc.
August 24, 2004

    above, not to apply to the Transaction (section 368(a)(1)(F) and Rev. Rul. 96-29, 1996-1 C.B. 50).

Very truly yours,

/s/ KPMG LLP

KPMG LLP

QuickLinks

  Exhibit 8.1